Exhibit 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
THE ELMET GROUP CO.
The Elmet Group Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The name of the Corporation is The Elmet Group Co., and was formerly known as AAI Holdco Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on September 13, 2024 (as thereafter amended, the “Certificate”).
2.This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 and Section 245 of the DGCL.
3.This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate.
4.The text of the Certificate is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this 22nd day of April, 2026.
THE ELMET GROUP CO.

By: /s/ Peter V. Anania
Name: Peter V. Anania
Title:    Chief Executive Officer

EXHIBIT A
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
THE ELMET GROUP CO.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is The Elmet Group Co. (the “Corporation”).

ARTICLE II REGISTERED AGENT
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The address of the registered office of the Corporation in the State of Delaware is at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE III BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of capital stock of all classes of capital stock that the Corporation is authorized to issue is five hundred and sixty million (560,000,000) shares, par value $0.001 per share, of which:

(a)five hundred forty million (540,000,000) shall be shares of common stock (the “Common Stock”); and
(b)twenty million (20,000,000) shares shall be shares of preferred stock (“Preferred Stock”).

Upon the effective time of the filing of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of Class A Common Stock, par value $0.001 per share of the Corporation and each share of Class B Common Stock, par value $0.001 per share of the Corporation that is issued and outstanding immediately prior to the Effective Time (the “Former Common Stock”) shall be automatically reclassified and converted into one (1) share of a single class of Common Stock and both series of Former Common Stock shall be consolidated into a single class of Common Stock of the Corporation. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Former Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of shares of Class A Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Article IV.
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Section 4.02    Common Stock.
(a)General; Equal Status. Except as otherwise provided in this Article IV or required by applicable law, shares of Common Stock shall have the same rights, privileges, preferences and powers, rank equally, share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding at any time.

(b)Voting.

(i)Except as required by applicable law, each share of Common Stock shall entitle the holder to one (1) vote for each share of Common Stock held of record on any matter submitted to the stockholders of the Corporation for a vote or approval.
(ii)Unless required by applicable law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(iii)Except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(c)Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.
(d)Liquidation, Dissolution, Etc. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock.
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(e)Preemptive or Subscription Rights. No holders of shares of Common Stock shall be entitled to preemptive or subscription rights.
Section 4.03 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)the designation of the series;
(b)the number of shares of the series;

(c)the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(d)whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e)whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
(h)the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;
(i)the restrictions, if any, on the issue or reissue of any additional Preferred Stock;
and

(j)any other relative rights, preferences, and limitations of that series.

Section 4.04    Options, Warrants & Rights.
The Corporation may issue options, warrants and rights for the purchase of shares of any class or series of the Corporation. The Board of Directors, in its sole discretion, shall determine the terms and conditions on which the options, warrants or rights are issued, their form

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and content and the consideration for which, and terms and conditions upon which, such securities or any underlying class or series of shares of the Corporation are to be issued.
(a)The terms and conditions of rights or options to purchase shares of any class or series of the Corporation may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer, receipt or holding of such rights or options by any person or persons, including any person or persons owning (beneficially or of record) or offering to acquire a specified number or percentage of the outstanding shares of any class or series, or any transferee or transferees of any such person or persons, or that invalidate or void such rights or options held by any such person or persons or any such transferee or transferees.

ARTICLE V BOARD OF DIRECTORS
Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be as fixed from time to time in accordance with the bylaws of the Corporation (the “Bylaws”).

Section 5.03 Organization of the Board. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s annual meeting of stockholders to be held in 2027, the initial term of office of the Class II directors shall expire at the Corporation’s annual meeting of stockholders to be held in 2028 and the initial term of office of the Class III directors shall expire at the Corporation’s annual meeting of stockholders to be held in 2029. Thereafter, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class.
Section 5.04 Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, a director may be removed, whether for cause or without cause, from the Board of Directors only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. In the

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event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 5.05 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director so elected shall be elected to hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or the earlier of such director’s death, resignation, or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5.06 Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION
Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02 Indemnification. The Corporation shall indemnify and advance expenses to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
ARTICLE VII
CERTAIN STOCKHOLDER ACTION

Section 7.01    Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of
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the Corporation shall be called only by the Board of Directors and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 7.02 Stockholder Nominations. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VIII BYLAWS

Section 8.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least two thirds (2/3) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE IX
CERTAIN GOVERNANCE MATTERS

Section 9.01 The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

(i)The fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors;

(ii)The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, committee or the stockholders.
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(b)Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies a contract or transaction described in paragraph (d) of this Article IX.
(c)A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the fullest extent and subject only to the limitations and provisions of the laws of the State of Delaware and the laws of the United States.

(d)The Board of Directors in its sole discretion may (but shall not be required to) submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(e)In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

(f)Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X EXCLUSIVE FORUM

Section 10.01
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(a)Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or
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other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Bylaws or this Second Amended and Restated Certificate of Incorporation (as any of the foregoing may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to
(a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(b)Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (and as may be further amended from time to time).

(c)Notwithstanding the foregoing, the provisions of clause (a) of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim over which the federal courts of the United States have exclusive jurisdiction.

(d)Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI
POWER TO AMEND OR REPEAL
Section 11.01 The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 4.01 and 4.03 hereof, the affirmative vote of
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the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Article V hereof.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF CLASS A REDEEMABLE PREFERRED STOCK OF THE ELMET GROUP CO.

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TABLE OF CONTENTS

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14.	Written Consents		13

15.	Payment for Consents		13

16.	Withholding		13

17.	Transfers		13

18.	Transfer Agent; Registrar.		13

	18.1	General	13
	18.2	Maintenance of the Register	13
	18.3	Removal	14

19.	Severability		14

20.	Transfer Taxes		14

21.	Other Rights; Fiduciary Duties		14

22.	Governing Law		14

23.	No Other Rights		14

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CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF CLASS A REDEEMABLE PREFERRED STOCK OF THE ELMET GROUP CO.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented, or restated from time to time, the “DGCL”), The Elmet Group Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

FIRST: That, the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 20,000,000 shares of Preferred Stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series and expressly vests the Board of Directors of the Corporation (the “Board”) with the authority to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series;

SECOND: That, pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board on September 10, 2026, adopted the following resolution designating a new series of Preferred Stock as “Class A Redeemable Preferred Stock”:

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Corporation designated as “Class A Redeemable Preferred Stock” is hereby authorized, and the designations, rights, preferences, powers, restrictions, and limitations of the Class A Redeemable Preferred Stock shall be as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Class A Redeemable Preferred Stock” (the “Class A Preferred Stock”) and the number of shares constituting such series (“Shares”) shall be 450,000 with a Stated Value (as defined below) of $1,000 per Share. The rights, preferences, powers, restrictions, and limitations of the Class A Preferred Stock shall be as set forth herein. The Class A Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of holders to receive certificated Shares under the DGCL.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day which is not a Saturday, Sunday or other day on which commercial banks in Washington, D.C. or New York, New York are authorized or required by applicable Law to close.

“Certificate of Designations” means this Certificate of Designations, Preferences and Rights of Class A Redeemable Preferred Stock of the Corporation, as it may be amended from time to time.

“Change of Control” has the meaning set forth in the Investor Rights Agreement as of the Initial Closing Date.
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“Common Stock” means the common stock of the Corporation, par value $0.001 per share.

“Definitive Transaction Documents” means, collectively, the Investment Agreement, the Investor Rights Agreement, the Warrants, the Registration Rights Agreement and the other transaction documents entered into by and among the Corporation and the DOW in connection with the transactions contemplated hereby, as amended, modified, or supplemented from time to time.

“Dividend Rate” means 5.5% per annum.

“DOW” means the United States Department of War.
“DOW Investors” has the meaning ascribed to it in the Investor Rights Agreement.

“Equity Securities” means any and all (a) shares, interests, participations, or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations, or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (c) any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” has the meaning set forth in the Investor Rights Agreement as of the Initial Closing Date.

“Fiscal Quarter” means each period of 13 weeks, commencing on or within 7 days of the first day of a Fiscal Year, and consistent with the definition of “Fiscal Year.”

“Fiscal Year” means a 52-week, 364-day fiscal year of the Corporation for accounting and tax purposes, commencing the day following the end of the preceding fiscal year. The Corporation reserves the right to declare a 53-week “stub” year once during each seven-year period to maintain year end dates with proximity to December 31. For purposes of the Corporation’s consolidated financial statements, those Subsidiaries having a fiscal year end different from that of the Corporation are consolidated using financial statements for periods that are within three months of the Corporation’s fiscal year end, with adjustments for material transactions, if any.

“Governmental Authority” means any (a) nation or government, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any relevant domestic, foreign, multinational or international body, governmental division, department, agency, board, bureau, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

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Exhibit 3.1
“Governmental Authorization” means any consent, license, permit, certificate, identification number, approval, exemption, variance product registration or other registration issued or granted by or filed with any Governmental Authority pursuant to applicable Law.

“Holder” means any person who holds Preferred Stock.

“Indebtedness” has the meaning set forth in the Investor Rights Agreement as of the Initial Closing Date.

“Initial Closing Date” means the date this Certificate of Designations is first filed with the Secretary of State of Delaware.

“Insolvency Event” means:

(a)	any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

(b)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Corporation, or a substantial part of the property or assets of the Corporation, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Corporation, or a substantial part of the property or assets of the Corporation, or (iii) the winding-up or liquidation of the Corporation, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c)
the Corporation shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state, or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Corporation, or a substantial part of the property or assets of the Corporation, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

“Investment Agreement” means that certain Investment Agreement, dated as of September 11, 2026, by and between the Corporation and the DOW, as amended, modified, or supplemented from time to time.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated the date hereof, by and between the Corporation and the DOW, as amended, modified, or supplemented from time to time.

“Junior Securities” means, collectively, the Common Stock and any other class of or series of capital stock, existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks pari passu with or senior to the Class A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.
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Exhibit 3.1

“Law” means all codes, laws, common laws, statutes, Governmental Authorizations, treaties, ordinances, rules, regulations, orders, writs, judgments or injunctions of Governmental Authority, including any amendments thereto.

“Minimum Ownership Condition” means the condition that the DOW Investors continue to beneficially own any Class A Preferred Stock.

“Original Issuance Price” means, with respect to any Share, the price per Share at which such Share was issued at the applicable closing.

“Original Issue Date” means, with respect to a Share, the date on which such Share is first issued by the Corporation.

“Parity Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Class A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary bankruptcy, liquidation, dissolution, or winding up of the affairs of the Corporation.

“Penny Warrants” means the Warrants representing 75% of the Warrants, exercisable at $0.001 per share as of the date hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, an unincorporated association and a Governmental Authority or any department, agency, or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to the Class A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

“Shared Upside Penny Warrant Recognition Mechanism” means the mechanism for reducing the Liquidation Preference of the Class A Preferred Stock upon the exercise of Penny Warrants as set forth in Section 5.4.

“Stated Value” means, with respect to any Share on any given date, an amount equal to the Original Issuance Price of such Share.

“Strike Price Warrants” means the Warrants representing 25% of the Warrants exercisable at $15.92 per share as of the date hereof.

“Subsidiary” means, with respect to any specified Person, any: (a) corporation, 50% or more of the voting or capital stock of which is, as of the time in question, directly or indirectly, owned by such Person; or (b) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns 50% or more of the equity economic interest thereof or has the power to elect or direct
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Exhibit 3.1
the election of more than 50% of the members of the governing body of such partnership, joint venture, association, or other entity.

“Tax” and ”Taxes” means any and all U.S. federal, state, or local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any Governmental Authority, including (a) taxes or other charges in the nature of a tax imposed on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; (b) other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; and (c) customs duties, tariffs, and similar charges (together with, in the case of clauses (a) through (c), any and all interest, penalties and additions to tax).

“Transfer” means (a) any direct or indirect sale, lease, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. The Class A Preferred Stock will be subject to certain transfer restrictions as set forth in the Investor Rights Agreement.

“Warrant Shares” means the shares of Common Stock underlying the Warrants.

“Warrants” means the warrants issued to the DOW, comprised of the Strike Price Warrants and the Penny Warrants.

Firm Docs\4915-4315-5422.v1-11/3/26

Exhibit 3.1

Additional Terms:

TERM	SECTION
Accumulated Stated Value	Section 4.1
Audit Committee	Section 8(f)
Board	Recitals
Certificate of Incorporation	Recitals
Class A Preferred Stock	Section 1
Compensation Committee	Section 8(f)
Compounded Dividends	Section 4.2
Corporation	Preamble
DOW Board Observer	Section 8(a)
DOW Director	Section 8(a)
DGCL	Preamble
Dividend	Section 4.1
Intrinsic Value	Section 5.4
Liquidation	Section 5.1
Liquidation Event	Section 5.1
Liquidation Preference	Section 5.1
Preferred Stock	Recitals
Reference Price	Section 5.4
Redemption	Section 7
Redemption Date	Section 7.3
Redemption Price	Section 7.3
Register	Section 18.2
Shares	Section 1
Share Price Appreciation	Section 5.4
Transfer Agent	Section 18.1

3. Rank. With respect to the distribution of assets upon a Liquidation Event of the Corporation and payment of dividends, all Shares of the Class A Preferred Stock shall rank (a) senior to all Junior Securities, (b) pari passu with any Parity Securities issued from time to time, and (c) junior to all Senior Securities and to the Corporation’s Indebtedness; provided that without the prior written consent of the Holders of a majority of the then-issued and outstanding Class A Preferred Stock, the Corporation shall not authorize, create, or issue any new Equity Securities of the Corporation, or reclassify, alter, or amend any existing Equity Securities ranking pari passu with, or senior to, the Class A Preferred Stock with respect to the distribution of assets upon a Liquidation Event.

4. Dividends.

4.1 Accrual of Dividends. From and after the Original Issue Date of any outstanding Share, cumulative dividends (each, a “Dividend”) on each such outstanding Share shall accrue, whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the Dividend Rate on the sum of (a) the Stated Value plus (b) once compounded, any Compounded
Firm Docs\4915-4315-5422.v1-11/3/26

Exhibit 3.1
Dividends thereon (with respect to the relevant outstanding Share, the Stated Value plus accumulated Compounded Dividends, the “Accumulated Stated Value”).

4.2 Payment of Dividends. All unpaid Dividends on an outstanding Share shall compound quarterly on the last day of each Fiscal Quarter of the Corporation (“Compounded Dividends”) and shall be automatically added to the then current Accumulated Stated Value of such outstanding Share.

4.3 Dividend Calculations. Holders of the Class A Preferred Stock shall be entitled to receive accruing cumulative dividends in preference to any dividend on the Common Stock or any other Junior Securities, at the Dividend Rate on the Accumulated Stated Value of each outstanding Share, which shall compound quarterly and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

5. Liquidation.

5.1 Liquidation. Upon (a) the occurrence of any Insolvency Event of the Corporation, (b) a sale, license, lease, or transfer of all or substantially all of the Corporation’s assets, (c) a consolidation or merger of the Corporation with another entity, or (d) a Change of Control of the Corporation (each of clauses (a) through (d) a “Liquidation Event”), the Holders of Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with any payment to the holders of any Parity Securities and subject to the rights of Senior Securities (if any), and the Corporation’s creditors, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per Share equal to the Accumulated Stated Value of such Share, plus any accrued but unpaid Dividends thereon that have not yet been compounded (such amount, the “Liquidation Preference”). For the avoidance of doubt, the Class A Preferred Stock shall rank senior to all classes of Common Stock with respect to the distribution of assets upon a Liquidation Event.

5.2 Insufficient Assets. If upon any Liquidation Event the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of the Shares the Liquidation Preference to which they are entitled under Section 5.1, then (a) the Holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Class A Preferred Stock or any Parity Securities in the aggregate upon such Liquidation Event if all amounts payable on or with respect to such Shares were paid in full, taking into account the Liquidation Preference payable under Section 5.1 in respect of such Class A Preferred Stock, and (b) the Corporation shall not make or agree to make, or set aside for the benefit of the holders of Junior Securities, any payments to the holders of Junior Securities.

5.3 Notice Requirement. In the event of any Liquidation Event, the Corporation shall, within 10 days of the date the Board approves such Liquidation Event, or no later than 20 days prior to any stockholders’ meeting called to approve such Liquidation Event, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder written notice of the proposed Liquidation Event. Such written notice shall describe the material terms and conditions of such proposed Liquidation Event, including a description of the stock, cash, and property to be received by the Holders upon consummation of the proposed Liquidation Event and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.
Firm Docs\4915-4315-5422.v1-11/3/26

Exhibit 3.1

5.4 Reduction of Liquidation Preference upon Exercise of Penny Warrants. Upon any exercise of Penny Warrants, the Liquidation Preference of the Class A Preferred Stock shall be reduced in accordance with the Shared Upside Penny Warrant Recognition Mechanism set forth in this Section 5.4. For purposes of this Section 5.4, (i) “Reference Price” means the 30 trading day volume-weighted average price of the Common Stock immediately preceding the applicable exercise date, (ii) “Intrinsic Value” means the excess, if any, of the Reference Price over the exercise price of the applicable Penny Warrants, multiplied by the number of Penny Warrants so exercised and (iii) “Share Price Appreciation” means, expressed as a percentage, the amount by which the Reference Price exceeds $15.92 per share, divided by $15.92 per share (such amount, which represents the value of the Common Stock on the Initial Closing Date, as equitably adjusted for any subdivision, combination, or reverse split of equity or similar event effecting the Common Stock). Upon each such exercise, a portion of the Intrinsic Value shall be applied to reduce the Liquidation Preference of the Class A Preferred Stock, determined by reference to the level of Share Price Appreciation reflected in the Reference Price, as follows: (a) 0% of the portion of the Intrinsic Value representing less than 100% Share Price Appreciation; (b) 45% of the portion representing 100% to 150% Share Price Appreciation; (c) 47.5% of the portion representing 150% to 200% Share Price Appreciation; (d) 50% of the portion representing 200% to 250% Share Price Appreciation; (e) 52.5% of the portion representing 250% to 300% Share Price Appreciation; (f) 55% of the portion representing 300% to 350% Share Price Appreciation; (g) 57.5% of the portion representing 350% to 400% Share Price Appreciation; (h) 60% of the portion representing 400% to 450% Share Price Appreciation; (i) 62.5% of the portion representing 450% to 500% Share Price Appreciation; and (j) 65% of the portion representing greater than 500% Share Price Appreciation. Any reduction of the Liquidation Preference pursuant to this Section 5.4 shall be allocated pro rata among the then-outstanding Shares and shall be applied only to the extent of the then-outstanding Liquidation Preference. For the avoidance of doubt, nothing in this Section 5.4 shall limit the Holders’ ownership of Common Stock received upon exercise of the Penny Warrants or their participation in the future appreciation of the Corporation. For illustrative purposes, an example calculation of the Shared Upside Penny Warrant Recognition Mechanism set forth in this Section 5.4 is included in Appendix I hereto.

6. Voting.

6.1 Voting Together with Common Stock. The Holders of the Class A Preferred Stock shall be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted to a vote of the holders of Common Stock. The aggregate number of votes to which the Holders of the Class A Preferred Stock shall be entitled shall, as of the Initial Closing Date, equal 19.9% of the total voting power of all voting securities of the Corporation outstanding as of the Initial Closing Date (determined immediately after giving effect to the issuance of the Class A Preferred Stock and the Warrants as if such Warrants had been exercised in full for shares of Common Stock on the Initial Closing Date), such that the Holders of the Class A Preferred Stock shall have, in the aggregate, a number of votes equal to 19.9% of the total voting power of the Corporation as of the Initial Closing Date. Each share of Class A Preferred Stock shall have a number of votes per share that represents a ratable portion of the aggregate number of votes that the Holders of the Class A Preferred Stock shall be entitled to pursuant to this Section 6 (calculated such that the number of votes per share of Class A Preferred Stock as of any record date shall be an amount equal to the aggregate number of votes that the Holders of the Class A Preferred Stock shall be entitled to cast as of such record date divided by the total number of shares of Class A Preferred Stock outstanding as of such record date).

6.2 Adjustment upon Exercise of Warrants. The aggregate voting power to which the Holders of the Class A Preferred Stock set forth in Section 6.1 are entitled to and the corresponding
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Exhibit 3.1
number of votes per share of Class A Preferred Stock shall, in each case, be adjusted (and reduced) proportionally, from time to time, to the extent that the Holders exercise any Warrants for shares of Common Stock, so that the aggregate voting power represented by the Class A Preferred Stock, taken together with the shares of Common Stock issued to such Holders upon exercise of the Warrants, does not exceed the aggregate voting power attributable to such Holders as of the Initial Closing Date. Each such adjustment shall be effective concurrently with the applicable exercise of Warrants. The Corporation shall furnish to each Holder, promptly following any such adjustment (but in any event not later than three (3) Business Days thereafter), a written notice setting forth in reasonable detail such adjustment and the revised aggregate voting power of the Class A Preferred Stock. For the avoidance of doubt, any adjustment (and reduction) of the aggregate voting power and corresponding number of votes per share of Class A Preferred Stock effected pursuant to this Section 6.2 shall be permanent and irrevocable, and shall not be reversed or otherwise affected by any subsequent Transfer or other disposition of shares of Common Stock received by a Holder upon exercise of Warrants. As promptly as reasonably practicable following any such adjustment, but in any event not later than five (5) Business Days thereafter, the Corporation shall furnish to the Holders of the Class A Preferred Stock a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

6.3 Voting Rights upon Redemption. If the Corporation redeems all or any portion of the Class A Preferred Stock pursuant to Section 7, the Corporation shall take all actions within its control necessary to grant to the Holders of the Class A Preferred Stock equivalent voting rights, whether pursuant to a new or amended certificate of designation or another similar mechanism, in each case so as to preserve, to the greatest extent practicable, the aggregate voting position of such Holders of the Class A Preferred Stock immediately prior to such Redemption, taking into account the Warrants then held by such Holders.

7. Redemption.

7.1 Holder Redemption Right. Upon a Liquidation Event, upon the occurrence and during the continuance of an Event of Default, or at any time after the 10 year anniversary of the Initial Closing Date, each Holder of Shares may elect, in its sole discretion, to require the Corporation to redeem all (or any portion) of its outstanding Shares (a “Redemption”) at a price per Share equal to the then applicable Redemption Price (as defined below) per Share. If the Corporation fails to pay the applicable Redemption Price when due, such failure shall constitute an Event of Default.

7.2 Corporation Redemption Right. The Corporation shall have the right to redeem the Class A Preferred Stock at any time and from time to time, in part or in whole, on a pro rata basis at a price per Share equal to the then applicable Redemption Price.

7.3 Redemption Price. The redemption price (the “Redemption Price”) per Share shall equal the then applicable Liquidation Preference as of the applicable redemption date (each such date, a “Redemption Date”), giving effect to any reduction pursuant to the Shared Upside Penny Warrant Recognition Mechanism set forth in Section 5.4.

7.4 Redemption Procedures. In order to effectuate a Redemption pursuant to Section 7.1, the applicable Holder of Shares shall deliver written notice to the Corporation specifying the Redemption Date (which shall be not less than 30 nor more than 60 days after the date of such notice) and the number of Shares to be redeemed. In order to effectuate a Redemption pursuant to Section 7.2, the Corporation shall deliver written notice to the holders of the Shares specifying the Redemption Date (which shall be
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Exhibit 3.1
not less than 30 nor more than 60 days after the date of such notice) and the number of Shares to be redeemed. On the Redemption Date, the Corporation shall pay in cash the applicable Redemption Price for each Share being redeemed representing such Shares. In the event the Corporation fails to pay the applicable Redemption Price on the Redemption Date, the Holders of Shares subject to such Redemption shall be entitled to all customary remedies available at law or in equity.

7.5 Deposit of Redemption Price. The aggregate Redemption Price shall be due and payable in cash in immediately available funds on the applicable Redemption Date. Prior to 11:00 a.m., Eastern Time, on the Redemption Date, the Corporation shall deposit with an escrow agent to be mutually agreed upon by the parties, or shall pay directly to any Holder, money sufficient to pay the Redemption Price of and accumulated and unpaid Dividends on all Shares to be redeemed. If the Corporation complies with the provisions of the preceding sentence, Dividends shall cease to accumulate on the redeemed Shares on the Redemption Date. If Shares called for redemption shall not be so paid because of the failure of the Corporation to comply with this Section 7.5, the Corporation shall pay an additional amount equal to the Dividends that would have accrued on the unpaid amount from the Redemption Date until actually paid, at the Dividend Rate.

7.6 Effect of Redemption. All Shares redeemed shall no longer be deemed outstanding as of the applicable Redemption Date and all rights with respect thereto shall cease, other than the right to receive the Redemption Price.

8. Board Representation.

(a) For so long as the Minimum Ownership Condition is satisfied, the Holders of outstanding shares of Class A Preferred Stock entitled to vote thereon, voting separately as a single class, shall have the exclusive right to appoint and elect one (1) individual to the Board (the “DOW Director”) and to separately designate one (1) additional representative to attend all meetings of the Board (and any committees thereof) in a strictly non-voting observer capacity (the “DOW Board Observer”). The initial DOW Director and initial DOW Board Observer shall be appointed and designated, respectively, by DOW after the date hereof, and each is hereby deemed approved by the Board and shall be appointed and designated, respectively, to the Board on the date of such appointment.

(b) The removal of the DOW Director or DOW Board Observer shall be only upon the written request of the DOW; provided that the Board may exclude or terminate the rights of the DOW Board Observer if the Board or a committee thereof determines in good faith that such person no longer satisfies the requirements set forth in this Section 8. In the event that the DOW Director for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by the DOW.

(c) The DOW Board Observer shall not be a director and shall not have voting rights. The DOW Board Observer shall execute and comply with a confidentiality agreement and such other policies and procedures as the Corporation reasonably requires for Board observers. The Corporation may withhold any materials from, or exclude the DOW Board Observer from, any meeting or portion thereof if the Board or any committee thereof, in consultation with the Corporation’s legal counsel, determines in good faith that such withholding or exclusion is necessary or advisable to preserve attorney-client privilege or work-product protection, comply with applicable Law, avoid a conflict of interest, protect competitively sensitive information or comply with confidentiality obligations to third parties.

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Exhibit 3.1
(d) The DOW Director shall be entitled to advancement of expenses and indemnification in the same manner and to the same extent as the other non-executive members of the Board under the Corporation’s organizational documents, the DGCL and any indemnification agreements. Applicable pre-existing director minimum ownership requirements of certain policies of the Board shall be deemed satisfied in respect of the DOW Director, by the shares of Preferred Stock or Warrants (including the Warrant Shares) held by the DOW. The Corporation acknowledges and agrees that it is the indemnitor of first resort (i.e., its obligations to the DOW Director are primary and any obligation of the DOW to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the DOW Director are secondary) to the fullest extent permitted by applicable Law and the Corporation’s organizational documents.

(e) The DOW Director shall comply with the corporate governance principles and practices of the Corporation as in effect from time to time and applicable to directors generally and shall be subject to the same fiduciary duties under Delaware law as the other members of the Board. The DOW Director shall be entitled to reimbursement of reasonable and documented out-of-pocket expenses in the same manner and to the same extent as the other non-executive members of the Board, subject to the Corporation expense reimbursement policies as in effect from time to time.

(f) The size of the Board shall not exceed nine members and the size of each of the Audit Committee of the Board (the “Audit Committee”) and Compensation Committee of the Board (the “Compensation Committee”) shall not exceed three members, except as otherwise permitted by this Certificate of Designations or required by applicable Law. For so long as the DOW Investors have a right to designate an Independent Director, the Board or any committee thereof shall appoint the DOW Director for membership on the Audit Committee and Compensation Committee, if permitted by stock exchange rules and the rules and regulations of the SEC. If the DOW Director is not permitted by stock exchange rules and the rules and regulations of the SEC to be a member of the Audit Committee or the Compensation Committee, the DOW Director shall attend all meetings of the Audit Committee or the Compensation Committee, as applicable, in a strictly non-voting observer capacity be a non-voting observer capacity.

9. Reissuance of Class A Preferred Stock. Shares that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged, or converted, shall (upon compliance with any applicable provisions of the Laws of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated, and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation; provided, that any issuance of such shares as Class A Preferred Stock must be in compliance with the terms hereof.

10. Event of Default Remedies. If an Event of Default occurs and is continuing, the Dividend Rate shall automatically increase by 2.00% per annum until such Event of Default is no longer continuing, including as a result of cure or waiver of such Event of Default. The exercise of the remedy contained in this Section 10 by the Holders shall not prevent the exercise of any other right or remedy by the Holders in respect of any Event of Default.

11. Notices. All notices, consents, waivers and other communications under this Certificate of Designations must be in writing and will be deemed given to a party when delivered by e-mail, in each case marked to the attention of the individual (by name or title) designated in the Investment Agreement (or to such e-mail address as a party may designate by notice to the other party).

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Exhibit 3.1
12. Share Exchanges and Reclassifications. Without the prior written consent of the Holders of a majority of the then outstanding Shares, the Corporation shall not effect or validate any consummation of a binding share exchange or reclassification involving the Class A Preferred Stock unless (x) the Shares remain outstanding, and (y) such shares remaining outstanding have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Class A Preferred Stock immediately prior to such transaction, taken as a whole, including, without limitation, the priority or rank of the Class A Preferred Stock with respect to the distributions.

13. Amendments and Waiver. No provision of this Certificate of Designations may be amended, modified, or waived, whether by merger, consolidation, re-domestication, reorganization, recapitalization, reclassification, conversion or otherwise, except by an instrument in writing executed by the Corporation and the Holders of a majority of the then outstanding Shares (in addition to any other approval required by the DGCL), and any such written amendment, modification or waiver will be binding upon the Corporation and each Holder of Class A Preferred Stock; provided that any amendment, whether by merger, consolidation, re-domestication, reorganization, recapitalization, reclassification, conversion or otherwise, to (a) decrease the Stated Value or Accumulated Stated Value or Dividend Rate of any Share of Class A Preferred Stock, (b) adversely affect the redemption rights or the Liquidation Preference of the Class A Preferred Stock, or (c) otherwise amend any other terms of the Class A Preferred Stock in a manner that would have a disproportionate adverse effect on any Holder of the Class A Preferred Stock as compared to other Holders of the Class A Preferred Stock shall require the consent of Holders of each Share of Class A Preferred Stock so affected. The Holders of Class A Preferred Stock shall have all remedies available at law or in equity for a breach of this Certificate of Designations, including the right to seek specific performance. Any action by the Corporation without the consent of Holders of the Shares required by this Section 13 is expressly ultra vires and shall be void ab initio and any action or attempted action, any contracts, amendments or other documentation thereof or related thereto are expressly null and void.

14. Written Consents. Any action requiring a vote or consent of the Holders of a majority of the then outstanding Shares or each affected Holder may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by the requisite Holders and delivered to the Corporation. The Corporation shall provide to each Holder a copy of or notice of each proposed written consent not less than five Business Days prior to the proposed date of effectiveness, and promptly following effectiveness give written notice to each Holder; provided that failure to give notice shall not impair the validity of the consent or action.

15. Payment for Consents. The Corporation shall not pay or cause to be paid, directly or indirectly, any consideration to or for the benefit of any Holder for or as an inducement to any consent, amendment, modification or waiver unless such consideration is offered to be paid to all Holders and is paid to all Holders that approve such consent, amendment, modification or waiver.

16. Withholding. The Corporation and any applicable paying or transfer agent shall be entitled to withhold the amount of any Taxes required to be withheld by applicable law from any payments or deemed payments made on or with respect to the Class A Preferred Stock or Common Stock or other securities issued in connection with the Class A Preferred Stock.

17. Transfers. Any Holder may Transfer shares of Class A Preferred Stock so long as such Transfer is permitted under the Investor Rights Agreement (subject to applicable securities laws).
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Exhibit 3.1
Subject to the requirements of this Section 17, upon satisfaction of the requirements of this Certificate of Designations to effect a Transfer of any Class A Preferred Stock, the Corporation will cause such Transfer or exchange to be registered as soon as reasonably practicable but in no event later than the 3rd Business Day after the date of such satisfaction.

18. Transfer Agent; Registrar.

18.1 General. The duly appointed transfer agent and registrar for the Class A Preferred Stock shall be Continental Stock Transfer & Trust Company (together with its successors and assigns, the “Transfer Agent”). The Corporation designates its principal U.S. executive offices, and any office of the Transfer Agent in the continental United States, as an office or agency where Class A Preferred Stock may be presented for registration of transfer.

18.2 Maintenance of the Register. The Corporation will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of shares of Class A Preferred Stock held by each Holder and the transfer, exchange, repurchase and Redemption of the Class A Preferred Stock. Absent manifest error, the entries in the Register will be conclusive and the Corporation and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

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Exhibit 3.1

18.3 Removal. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the Holders of the Class A Preferred Stock.

19. Severability. If any provision of this Certificate of Designations is invalid, illegal, or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. Any waiver by the Corporation or any Holder of Shares of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations.

20. Transfer Taxes. The Corporation shall pay any and all documentary, stamp, and similar issue or transfer Taxes that may be payable in respect of any issuance or delivery of shares of Class A Preferred Stock; provided that the Corporation shall not be required to pay any Tax that may be payable in respect of any transfer involved in the issuance or delivery of shares in a name other than that of the Holder of the Shares to be so issued or delivered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such Tax or has established, to the satisfaction of the Corporation, that such Tax has been paid.

21. Other Rights; Fiduciary Duties. The Holders of the Shares, in their capacity as such, shall not have any designations, preferences, rights, powers, duties or obligations, other than as set forth in the Certificate of Incorporation (including this Certificate of Designations) or as provided by applicable law.

22. Governing Law. This Certificate of Designations and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with the Federal Law of the United States (“Federal Law”). To the extent that Federal Law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the Law of the State of Delaware (without giving effect to its conflict of laws principles) shall be adopted as the governing rule of decision.

23. No Other Rights. The shares of Class A Preferred Stock shall not have any powers, preferences, or relative, participating, optional, or other special rights, or any qualifications, limitations, or restrictions, other than as set forth herein or as provided by applicable law.

[Signature page follows]

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Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be executed this 14th day of September, 2026.

THE ELMET GROUP CO.

By:	/s/ Peter V. Anania
	Name:	Peter V. Anania
	Title:	Chief Executive Officer and Chairman

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Appendix I

Shared Upside Penny Warrant Recognition Mechanism

Illustrative Netting (assuming a Reference Price of $17.17)

[Appendix I]

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Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
of
CLASS B JUNIOR PARTICIPATING PREFERRED STOCK
of
THE ELMET GROUP CO.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

The Elmet Group Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on September 10, 2026:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Corporation (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Class B Junior Participating Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Class B Junior Participating Preferred Stock” (the “Class B Preferred Stock”) and the number of shares constituting the Class B Preferred Stock shall be 540,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Class B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Class B Preferred Stock.

Section 2. Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any Series of Preferred Stock (or any similar stock) ranking prior and superior to the Class B Preferred Stock with respect to dividends, the holders of shares of Class B Preferred Stock, in preference to the holders of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Class B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the
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first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Class B Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Class B Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution (or effect an adjustment, as appropriate) on the Class B Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock).

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Class B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Class B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest.

(d) Dividends paid on the shares of Class B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Class B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Class B Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Class B Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Class B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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(b) Except as otherwise provided herein, in any other Certificate of Designations creating a Class of Preferred Stock or any similar stock, or by law, the holders of shares of Class B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as set forth herein, or as otherwise provided by law, holders of Class B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Class B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Class B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class B Preferred Stock, except dividends paid ratably on the Class B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Class B Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Class B Preferred Stock, or any shares of stock ranking on a parity with the Class B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Class B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares
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of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Preferred Stock unless, prior thereto, the holders of shares of Class B Preferred Stock shall have received $1,000.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Class B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class B Preferred Stock, except distributions made ratably on the Class B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Class B Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Class B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Class B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8. No Redemption. The shares of Class B Preferred Stock shall not be redeemable.

Section 9. Rank. The Class B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10. Fractional Shares. The Class B Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights,
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receive dividends, participate in distributions and to have the benefit of all other rights of holders of Class B Preferred Stock.

Section 11. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Class B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B Preferred Stock, voting together as a single class.

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Exhibit 3.1

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Executive Officer and attested by its Secretary this September 14, 2026.

/s/ Peter V. Anania
Chief Executive Officer and Chiarman

Attest:

/s/ Chris Chandler
Executive Vice President,
General Counsel and Secretary

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